                                                                Exhibit 23.01

                      CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our report dated January 28, 1998, (except with repect to the matters discussed in the fifth paragraph of Note 7, the eight paragraph of
Note 14 and the second paragraph of Note 15, as to which the date is February 11, 1998) included in this Form 10-K, into the Company's previously filed Registration Statement No. 333-43985 relating to the Company's Savings Plan and the 401(K) Savings Plan for Employees of the Louisville Gas and Electric Company who are represented by Local 2100 of IBEW, Post-Effective Amendment No. One to Registration Statement No. 33-56942 and Post-Effective Amendment No.1-C to Registration Statement No. 33-33687 relating to the Automatic Dividend Reinvestment and Stock Purchase Plan of the Company, Registration Statement No. 333-05457 and Post-Effective Amendment No. 2-C to Registration Statement No. 33-33687 relating to the Employee Common Stock Purchase Plan of the Company, Registration No. 333-05459 and Post-Effective Amendment No. Two to Registration Statement No. 33-38557 relating to the Omnibus Long-Term Incentive Plan of the Company, Post-Effective Amendment No. One to Registration Statement No. 33-56525 relating to the Stock Option Plan for Non-Employee Directors of the Company, and Post-Effective Amendment No. One to Registration Statement No. 33-60765 relating to the Deferred Stock Compensation Plan for Non-Employee Directors of the Company.

                              ______________________________________
                              Arthur Andersen LLP

Louisville, Kentucky
March 25,1998